Exhibit 99.4
Offer to Exchange Cash and Shares of
Class A Common Stock for Shares of
12.25% Senior Exchangeable Preferred Stock (CUSIP 256069303) and
13% Senior Exchangeable Preferred Stock (CUSIP 256072505)
and Consent Solicitation
of
DOBSON COMMUNICATIONS CORPORATION
To:     OUR CLIENTS:
      Enclosed for your consideration is the prospectus, dated                     , 2005 (the “Prospectus”), and any related material, relating to Dobson Communications Corporation’s (the “Company”) offer to exchange (the “Offer to Exchange”) cash and shares of the Company’s Class A common stock for up to 32,327 shares, or 70%, of our outstanding 12.25% Senior Exchangeable Preferred Stock (the “12.25% Preferred Stock”) and up to 135,029 shares, or 70%, of our outstanding 13% Preferred Stock (the “13% Preferred Stock” and collectively with the 12.25% Preferred Stock, the “Preferred Stock”), subject to proration by series as described in the prospectus and upon the terms and subject to the conditions specified in the prospectus. We are also soliciting consents the “Consent Solicitation” and collectively with the Offer to Exchange, the “Exchange Offer” from holders of our 12.25% Preferred Stock and holders of our 13% Preferred Stock to (1) amend the respective certificate of designation governing each series of Preferred Stock to eliminate all voting rights, other than voting rights required by law, and substantially all of the restrictive covenants applicable to such series of Preferred Stock for a period of 18 months from the expiration date, after which time a revised set of covenants would be applicable to the Preferred Stock as long as an aggregate of at least 15,000 shares of 12.25% Preferred Stock and 13% Preferred Stock are outstanding, (the “Proposed Amendments”) and (2) waive compliance by us with these provisions of the certificates of designation until the proposed amendments become effective or until 18 months from the expiration date of the exchange offer (the “Waiver”).
      This material is being forwarded to you as the beneficial owner of the Preferred Stock held by us for your account but not registered in your name. A tender of such Preferred Stock may only be made by us as the holder of record and pursuant to your instructions.
      Accordingly, we request instructions as to whether you wish us to tender on your behalf the Preferred Stock held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus.
      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Preferred Stock and consent on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 12:00 Midnight, New York City time, on                     , 2005, unless extended by the Company. Any Preferred Stock tendered or consents delivered pursuant to the Exchange Offer may be withdrawn and revoked at any time before                     , 2005 (“Expiration”).
      Your attention is directed to the following:

1. The Offer to Exchange is for up to 32,327 shares of outstanding 12.25% Preferred Stock and up to 135,029 shares of 13% Preferred Stock.

2. The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer and Consent Solicitation — Conditions to the Exchange Offer.”

3. The Exchange Offer expires at 12:00 Midnight, New York City time, on , 2005, unless extended by the Company.
      If you wish to have us tender your Preferred Stock and consent to the Proposed Amendments, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter.

INSTRUCTIONS WITH RESPECT TO
THE OFFER AND SOLICITATION OF CONSENTS
      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by the Company with respect to its Preferred Stock.
      This will instruct you to tender the Preferred Stock held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus as set forth below.
      This will also instruct you to deliver my consent to the Proposed Amendments and Waivers for the Consent Solicitation, upon and subject to the terms and conditions set forth in the Prospectus.
      The undersigned expressly agrees to be bound by the terms of the Exchange Offer as set forth in the Prospectus and such terms may be enforced against the undersigned.
12.25% Senior Exchangeable Preferred Stock

☐	Please tender shares of 12.25% Senior Exchangeable Preferred Stock held by you for my account as indicated below and consent to the Proposed Amendments and Waivers in the Consent Solicitation:
13% Senior Exchangeable Preferred Stock

☐	Please tender share of 13% Senior Exchangeable Preferred Stock held by you for my account as indicated below and consent to the Proposed Amendments and Waivers in the Consent Solicitation:
Dated:                                         , 2005
Signature(s): X

Signature(s): X

Print Name(s) here:

Print Address(es):

Area Code and Telephone Number(s):

Email Address:

Tax Identification or Social Security Number(s):

      None of the Preferred Stock held by us for your account will be tendered unless we receive written instructions from you to do so.

2